UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 27, 2007

ROBCOR PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Florida	333-126031	20-3215854
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Robcor Properties, Inc.

2005 Eastpark Blvd.

Cranbury, New Jersey  08512-3515

(Address of Principal Executive Offices)

(609) 860-1500

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On March 27, 2007, Redpoint Bio Corporation, a Delaware corporation (“Redpoint”) and the wholly-owned subsidiary of Robcor Properties, Inc., a Florida corporation (the “Company”), entered into a Joint Research and Development and License Agreement (the “Agreement”) with Givaudan Schweiz AG, a Swiss company (“Givaudan”), for the development and commercialization of compounds that enhance sweetness or savory sensation (“Enhancer Compounds”), as well as compounds that block or desensitize bitter taste (“Bitter Blocker Compounds”) for use in the food and beverage industry (the “Field”).  A copy of the press release issued by Redpoint relating to the Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Under the Agreement, Redpoint and Givaudan will collaborate exclusively with each other to discover and develop Enhancer Compounds and Bitter Blocker Compounds that act primarily through the modulation of the TRPM5 channel (“Collaboration Compounds”) pursuant to the research plan and the development plan, respectively.  The collaboration will be managed by a joint steering committee established by the parties, consisting of two members from each of Redpoint and Givaudan.

In consideration of Redpoint’s agreement to conduct research and develop Collaboration Compounds and grant exclusive licenses and other rights to Givaudan pursuant to the terms and conditions of the Agreement, Givaudan agrees to pay Redpoint an upfront technology fee in the amount of $1.3 million and provide research funding to Redpoint over the initial 3.5 year term of the Agreement of up to $11.6 million.  Givaudan will also reimburse Redpoint for costs incurred by Redpoint in connection with obtaining certain regulatory approvals.  In addition, Givaudan also agrees to pay Redpoint milestone payments of up to $2.5 million upon the achievement of specified development and commercialization events set forth in the Agreement.  Givaudan will make royalty payments to Redpoint, including an annual minimum royalty and royalty payments based on net sales of Givaudan products that contain the Collaboration Compounds for use in the Field.  Redpoint will make certain limited payments to Givaudan relating to the use of the Collaboration Compounds outside the Field.

Under the terms of the Agreement, all materials (including Collaboration Compounds), know-how, inventions, either patentable or not patentable, all information of scientific or technical nature and all regulatory approvals, created, developed or generated, obtained or otherwise arising out of the collaboration will be solely and exclusively owned by Redpoint.  Upon the regulatory approval of a Collaboration Compound in the first major market (as defined in the Agreement), Redpoint will grant Givaudan an exclusive, non-assignable (except to Givaudan’s affiliates) license to make, have made, use, sell, have sold and generally commercially exploit products containing such licensed Collaboration Compound for use in the Field, with the limited right to sublicense.  Each license under the Agreement will have a term for the duration of the later of (i) 12 years as of the first commercial sale of the product containing the licensed Collaboration Compound or (ii) the date of the last to expire of the valid claim under an issued patent or a patent application covering such licensed Collaboration Compound.  With respect to a Collaboration Compound licensed under this Agreement, Redpoint may terminate the relevant license as a result of Givaudan’s lack of diligence in commercializing such licensed Collaboration Compound.

During the term of collaboration, Redpoint may not grant any commercial license to any third party with respect to any Collaboration Compounds for use in the Field.  In addition, for a limited period of time after the expiration, or, subject to certain conditions, the termination, of the collaboration, (i) Redpoint will reserve a number of Collaboration Compounds that are Enhancer Compounds for Givaudan to obtain exclusive licenses on the same terms as set forth in the Agreement for use in the Field and (ii) Givaudan will have a right of first refusal to obtain a license with respect to any Collaboration Compound other than the reserved Enhancer Compounds for use in the Field.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2007, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Redpoint dated March 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBCOR PROPERTIES, INC.

	By:	/s/ F. RAYMOND SALEMME
	Name:	F. Raymond Salemme
	Title:	Chief Executive Officer

Date: March 27, 2007